Exhibit F-2

             [Letterhead of Ballard Spahr Andrews & Ingersoll, LLP]




                                                              November 24, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

                     Re:   Pennsylvania Electric Company
                           Application on Form U-1 SEC File No. 70-9327
                           --------------------------------------------

Ladies and Gentlemen:

                  We have examined the Application on Form U-1, dated July 13, 1998, under the Public Utility Holding Company Act of 1935 (the "Act"), filed by Pennsylvania Electric Company ("Penelec") with the Securities and Exchange Commission (the "Commission") and docketed in SEC File No. 70-9327, as amended by Amendment No. 1 thereto, dated this date, of which this opinion is to be a part. (The Application, as so amended is hereinafter referred to as the "Application").

                  The Application contemplates, among other things, the organization by Penelec of a special purpose Delaware corporate subsidiary ("Penelec Preferred Capital II, Inc.") to become the sole general partner of a newly formed Delaware limited partnership, Penelec Capital II, L.P. ("Penelec Capital II"), the issuance and sale by Penelec Capital Trust ("Penelec Trust") of up to $125,000,000 aggregate liquidation value of preferred beneficial interests, in the form of trust securities (the "Trust Securities"), representing cumulative preferred limited partner interests of Penelec Capital II (the "Preferred Securities"), and the issuance and sale by Penelec of up to $130,000,000 of its subordinated debentures (the "Subordinated Debentures") and the Guarantee (as defined below). Penelec Trust will apply the proceeds from the sale of the Trust Securities to purchase the Preferred Securities. Penelec
Capital II will, in turn, lend the proceeds from the sale of its Preferred Securities, plus the capital contribution made by Penelec Preferred Capital II, Inc. to Penelec, which loan will be evidenced by the Subordinated Debentures of Penelec. Penelec will guarantee (the "Guarantee") the payment by Penelec Capital II of distributions on the Preferred Securities and of amounts due upon liquidation of Penelec Capital II or redemption of the Preferred Securities, all to the extent set forth in the Guarantee. The Trust Securities are to be issued by Penelec Trust pursuant to an Amended and Restated Trust Agreement (the "Trust Agreement"), the Preferred


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Securities and Exchange Commission
November 24, 1998
Page 2


Securities are to be issued by Penelec Capital II pursuant to an Amended and Restated Limited Partnership Agreement and one or more Actions thereunder (collectively, the "Limited Partnership Agreement") and the Subordinated Debentures are to be issued by Penelec pursuant to an indenture between Penelec and United States Trust Company of New York, as Trustee (the "Indenture").

                  We have been Pennsylvania counsel to Penelec for many years, and have participated in various proceedings related to the issuance and sale of securities by Penelec and its parent, GPU, Inc., and we are familiar with the terms of their outstanding securities.

                  We have examined copies, signed, certified or otherwise proven to our satisfaction, of the Restated Articles of Incorporation and By-Laws of Penelec and the forms of Trust Agreement, Limited Partnership Agreement and Indenture. We have also examined the securities certificate and application filed by Penelec with the Pennsylvania Public Utility Commission ("PaPUC") and the Opinion and Order of the PaPUC, dated August 27, 1998 registering the securities certificate and the formation of Penelec Preferred Capital II, Inc. We have also examined such other instruments, agreements and documents and made such further investigation as we have deemed necessary as a basis for this opinion.

                  Based upon the foregoing, and assuming that the transactions therein proposed are carried out in accordance with the Application, we are of the opinion that insofar as the laws of the Commonwealth of Pennsylvania are concerned, when (i) the Commission shall have entered an order forthwith granting the Application, (ii) all necessary corporate, trust and partnership action required on the part of Penelec, Penelec Preferred Capital II, Inc., Penelec Capital II and Penelec Trust shall have been duly taken, (iii) all action under state "Blue Sky" laws to permit the consummation of the proposed transactions shall have been completed, and (iv) the certificates representing the Trust Securities, the Preferred Securities and the Subordinated Debentures are, upon issuance thereof, duly signed, countersigned and authenticated, as may be necessary, and assuming that the Trust Securities, the Preferred Securities and the Subordinated Debentures are issued and sold under circumstances which are permitted under Section 12(f) of the Act and Rule 70 of the General Rules and Regulations under the Act:

                  (a) all Pennsylvania laws applicable to the proposed transactions will have been complied with;


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Securities and Exchange Commission
November 24, 1998
Page 3



                  (b)  Penelec,   the  proposed   issuer  of  the   Subordinated
         Debentures and the Guarantee, is validly organized and duly existing;

                  (c) upon payment of the purchase price therefor by the purchasers thereof, the Subordinated Debentures will be the valid and binding obligations of Penelec in accordance with their terms, and the Guarantee will be the valid and binding obligation of Penelec in accordance with its terms subject, in each case, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors rights generally (including, without limitation, the Atomic Energy Act and applicable regulations of the Nuclear Regulatory Commission thereunder) and general equitable principles; and

                  (d) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by Penelec or its subsidiaries, Ninevah Water Company, Penelec Capital, L.P. and Penelec Capital II, L.P.

                  We hereby consent to the filing of this opinion as an exhibit to the Application and in any proceedings before the Commission that may be held in connection therewith. In addition, we hereby consent to the reliance by Berlack, Israels & Liberman LLP on this opinion as to all matters of Pennsylvania law in rendering their opinion to you which will also be an exhibit to the Application.

                                         Very truly yours,


                                         Ballard Spahr Andrews & Ingersoll, LLP